Ex. 10.2

AGREEMENT
This Agreement (this “Agreement”) is made as of this 7th day of September, 2018 (the “Effective Date”) by and between Alexion Pharma Holding Unlimited Company (as assignee from Alexion Pharmaceuticals, Inc.) (the “Buyer”), an unlimited liability company incorporated under the laws of Ireland, Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”), as successor to each of M. Luc Mainville, Jonathan Silverstein, Robert Heft and David Bonita (collectively, the “Former Stockholder Representatives”), solely in its capacity as the Stockholder Representative (as defined in the Merger Agreement (defined below)), Fonds de Solidarité des Travailleurs du Québec F.T.Q (“FTQ”), Capital Régional et Coopératif Desjardins (“Desjardins”), CTI Life Sciences Fund, L.P. (“CTI”), OrbiMed Private Investments III, LP (“OPI”) and OrbiMed Associates III, LP (“OA”).
RECITALS
WHEREAS, the Buyer (as assignee of Alexion Pharmaceuticals, Inc., a Delaware Corporation), EMRD Corporation, a Delaware corporation, the Former Stockholder Representatives and Enobia Pharma Corp., a Delaware corporation (the “Company”), are parties to that Agreement and Plan of Merger, dated December 28, 2011 (as amended, and as may be amended from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, the Buyer and the Stockholder Representative have disagreed about whether the Buyer has fulfilled its obligations with respect to the achievement of the Milestone (as defined in the Merger Agreement) set forth in Section 2.6(a)(ii) of the Merger Agreement; and
WHEREAS, the Buyer, and the Stockholder Representative on behalf of the Company Equityholders, desire to resolve such disagreement upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Stockholder Representative agree as follows:

1.	All capitalized terms used, but not defined, in this Agreement shall have the meaning set forth in the Merger Agreement.

2.
The Stockholder Representative, on behalf of the Company Equityholders, agrees that neither the Buyer nor any of its Affiliates shall have any further obligation of any kind with respect to the Milestone set forth in Section 2.6(a)(ii) of the Merger Agreement, including any obligation to seek to achieve or to achieve, to deliver or otherwise communicate any reports or notices (including any reports or notices described in Section 2.6(d) of the Merger Agreement) or other information about, or to use Commercially Reasonable Efforts or any other level of efforts or diligence with respect to, such Milestone, and the Buyer shall have no obligation to make a Milestone Payment upon achievement of or in any other way with respect to such Milestone.

3.	The Stockholder Representative, on behalf of the Company Equityholders, and Buyer agree as follows:

(a)
In addition to the Commercial Milestone set forth in Section 2.6(a)(vi) of the Merger Agreement, Buyer shall make a one-time payment of Twenty-Five Million Dollars ($25,000,000) to the Company Equityholders upon the first achievement of Aggregate Net Sales that are equal to or greater than Five Hundred Million Dollars ($500,000,000);

(b)
In addition to the Commercial Milestone set forth in Section 2.6(a)(vii) of the Merger Agreement, Buyer shall make a one-time payment of Twenty Million Dollars ($20,000,000) to the Company Equityholders upon the first achievement of Aggregate Net Sales that are equal to or greater than Seven Hundred Fifty Million Dollars ($750,000,000); and

(c)
In addition to the Commercial Milestone set forth in Section 2.6(a)(viii) of the Merger Agreement, Buyer shall make a one-time payment of Fifteen Million Dollars ($15,000,000) to the Company Equityholders upon the first achievement of Aggregate Net Sales that are equal to or greater than One Billion Dollars ($1,000,000,000).

4.
The first achievement of Aggregate Net Sales described in any of Section 3(a), 3(b) or 3(c) shall be considered an “Additional Commercial Milestone” and the related payment described in any of Section 3(a), 3(b) or 3(c) shall be considered an “Additional Commercial Milestone Payment.”

5.
For purposes of clarity, (a) the Additional Commercial Milestone Payment set forth in Section 3(a), Section 3(b) or Section 3(c) shall be earned concurrently with the Milestone Payment for the Commercial Milestone in Section 2.6(a)(vi), Section 2.6(a)(vii) or Section 2.6(a)(viii) of the Merger Agreement, respectively; and (b) in addition to the second and third sentences of Section 2.6(b) of the Merger Agreement, more than one of the Additional Commercial Milestone Payments set forth in Section 3(a), Section 3(b) or Section 3(c) may be earned based on the Net Sales of Products during the same consecutive four (4) calendar quarter period. By way of example, if in a four consecutive calendar quarter period, the Net Sales for all Products in such four calendar quarters are for the first time greater than $500,000,000 and also greater than or equal to $750,000,000 but less than $1,000,000,000, then the Additional Commercial Milestone Payments set forth in both Sections 3(a) and 3(b) would be due and the Milestone Payment for the Commercial Milestone in Sections 2.6(a)(vi) and 2.6(a)(vii) of the Merger Agreement would be due.

6.
Within ten (10) Business Days after the Stockholder Representative’s receipt of the relevant report under Section 2.6(d)(iv) of the Merger Agreement for which a Commercial Milestone or Additional Commercial Milestone has been achieved, the Stockholder Representative shall notify the Buyer of the portion, if any, of the Additional Commercial Milestone Payment or Milestone Payment due under the Merger Agreement to be paid to the Stockholder Representative as reimbursement for any fees or expenses incurred by the Stockholder Representative in accordance with any agreement between the Stockholder Representative and any of the Company Equityholders (such amount, the applicable “Expense Reimbursement Amount,” and such notice, the applicable “Expense Reimbursement Notice”). The Expense Reimbursement Amount shall be paid by the Buyer to the Stockholder Representative, and the remainder of the relevant Additional Commercial Milestone Payment or Milestone Payment shall be paid to the Paying Agent (reduced by any applicable withholding), within ten (10) Business Days after the Buyer’s receipt of the applicable Expense Reimbursement Notice.

7.
The Stockholder Representative, solely in its capacity as the Stockholder Representative and on behalf of the Company Equityholders, represents and warrants to the Buyer that any Expense Reimbursement Amount specified in accordance with Section 6 above reflects, as of the relevant date, the expense amount remaining after the Stockholders Representative Fund has been exhausted and, further, an amount that is no greater than the expenses (or, with respect to Section 2.4(d) of the Merger Agreement, losses or liabilities) the Stockholder Representative has incurred in performing its duties and exercising its rights as the Stockholder Representative, as set forth in Section 2.4(c) or 2.4(d) of the Merger Agreement.

8.
The Stockholder Representative, solely in its capacity as the Stockholder Representative and on behalf of the Company Equityholders, shall indemnify and hold harmless the Buyer from and against (a) any liabilities payable to any Company Equityholder to the extent resulting from the Stockholder Representative’s exercise of its rights pursuant to Section 6 above and (b) all costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by the Buyer in defending any claim brought by any Company Equityholder to the extent resulting from the Stockholder Representative’s exercise of its rights pursuant to Section 6 above.

9.	For clarity, the portion of any payment set forth in Section 3 above that may become payable to holders of Company Options shall be deemed a separate payment for purposes of Section 409A of the Code.

10.
The provisions of Section 2.6(e) of the Merger Agreement shall apply (a) to the Additional Commercial Milestones to the same extent as they apply to the Commercial Milestone and (b) to the Additional Commercial Milestone Payments to the same extent as they apply to the Milestone Payments.

11.	The provisions of Sections 2.6(g) of the Merger Agreement shall apply to the Additional Commercial Milestones to the same extent as they apply to the Future Payments.

12.
The Stockholder Representative, on behalf of the Company Equityholders, hereby releases, remises and forever discharges any and all rights and claims that it or the Company Equityholders have had, now have or might in the future have against the Buyer or any of its Affiliates of any kind or nature (whether in contract, tort, statute or otherwise, whether at law or in equity, whether known or unknown) to the extent arising from or in connection with any actual or claimed obligations of Buyer or any of its Affiliates with respect to the achievement of, or reporting with respect to, the Milestone set forth in Section 2.6(a)(ii) of the Merger Agreement, including any obligations or requirements that are described in Section 2 hereof.

13.
For purposes of any confidentiality agreement executed between any Former Stockholder Representative or the Stockholder Representative, on the one hand, and the Buyer, on the other hand (each a “CDA”), (a) achievement of any Additional Commercial Milestone shall be treated as a Milestone and any Additional Commercial Milestone shall be treated as a Milestone Payment, and (b) the Purpose (as defined in such CDA) includes the right of each Former Stockholder Representative and the Stockholder Representative to use the Confidential Information (as defined in such CDA) in connection with the enforcement of this Agreement.

14.
This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof; provided that each of the Merger Agreement (including the Company Disclosure Schedule and the Exhibits thereto and the documents and instruments referred to therein that were to be delivered at the Closing), the Confidentiality Agreement between Alexion Pharmaceuticals, Inc. and Shareholder Representative Services, dated March 23, 2012, the other CDAs and the Restructuring Agreement shall remain in effect in accordance with their terms, but shall be interpreted consistently with this Agreement. In furtherance of the foregoing, it is agreed that in case of any actual or claimed inconsistency between the Merger Agreement and this Agreement with respect to the Developmental Milestone in Section 2.6(a)(ii) of the Merger Agreement, this Agreement shall control. In entering into this Agreement, no party has relied on any understandings, agreements, promises or representations not expressly set forth herein or in the Merger Agreement.

15.	The provisions of Sections 11.4, 11.5, 11.7, 11.8, 11.9, 11.10, 11.12 and 11.13 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

16.
This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except the right of the Company Equityholders to receive the consideration set forth in Section 3, pursuant to, and subject to the conditions of, this Agreement, in lieu of the Milestone Payment that would have been payable upon achievement of the Milestone set forth in Section 2.6(a)(ii) of the Merger Agreement.

17.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

18.
All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer, to:
Alexion Pharma Holding
c/o Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, MA 02210

Attention: General Counsel

with a copy to:

Arnold & Porter Kaye Scholer LLP
3000 El Camino Real
Five Palo Alto Square
Suite 500
Palo Alto, CA 94306-2112
Attention: Deborah Fishman
Facsimile: (650) 319-4973

(b)	if to the Stockholder Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
with a copy to:
WilmerHale
60 State Street
Boston, MA 02109
Attention: Hal Leibowitz
Facsimile: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
ALEXION PHARMA HOLDING UNLIMITED COMPANY

By:	/s/ Christopher Brough Name: Christopher Brough Title: Director

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Christopher Letang Name: Christopher Letang Title: Managing Director

FONDS DE SOLIDARITÉ DES TRAVAILLEURS
DU QUÉBEC F.T.Q

By: /s/ Laurent Themens________________
Name: Laurent Themens
Its: Vice President, Legal Affairs

CAPITAL RÉGIONAL ET COOPÉRATIF
DESJARDINS

By:_/s/ __________________
Name: Didier Lecont
Its: Vice President, Investments Life Sciences

CTI LIFE SCIENCES FUND, L.P.

By: /s/ Ken Pastor______________________
Name: Ken Pastor
Its: General Partner

US:163171146v5

ORBIMED PRIVATE INVESTMENTS III, LP

By: OrbiMed Capital GP III LLC,
its General Partner

By: /s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein
Title: Member

ORBIMED ASSOCIATES III, LP

By: OrbiMed Advisors LLC,
its General Partner

By: /s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein
Title: Member

US:163171146v5